                              AGREEMENT OF MERGER
                                       OF
                              C ACQUISITION CORP.
                                 WITH AND INTO
                       CUSTOMER FOCUS INTERNATIONAL, INC.





         This Agreement of Merger ("Agreement") is entered into as of January 26, 1998 by and between C Acquisition Corp., a Delaware corporation ("Newco") (nonsurvivor) that is a wholly-owned subsidiary of Prism Solutions, Inc., a Delaware corporation ("Prism"), and Customer Focus International, Inc., a California corporation ("CFI") (survivor).

         1. Effective Time of Merger. Pursuant to the California Corporations Code and the Law of the State of Delaware, Newco will be merged with and into CFI in a reverse triangular merger (the "Merger"), with CFI to be the surviving corporation of the Merger. The Merger will be effective (the "Effective Time") on January __, 1998, the date on which a copy of this Agreement and all required officers' certificates and other appropriate documents are filed with the Secretary of State of California.

         2.      Conversion of Securities.

                 (a) Conversion of CFI Shares. At the Effective Time, each share of CFI Common Stock, no par value ("CFI Common Stock"), issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of any holder thereof, be converted into 0.2807317 shares of fully paid and nonassessable shares of Prism Common Stock, $0.001 par value ("Prism Common Stock"). No fractional shares of Prism Common Stock will be issued in connection with the Merger, but in lieu thereof, Prism will pay an amount of cash equal to the average closing price of Prism Common Stock for the five business days preceding the day prior to the Effective Time ("Closing Price") multiplied by the fraction of a share of Prism Common Stock to which such holder would otherwise be entitled.

                 (c) Escrow Shares. Pursuant to the Escrow Agreement, at the closing of the Merger, Prism or its exchange agent will (i) deduct, pro rata, from the shares of Prism Common Stock that would otherwise be delivered to former holders of CFI Common Stock (the "Shareholders") that number of shares representing ten percent (10%) of the total number of shares of Prism Common Stock issued to them in the Merger, and (ii) deliver on behalf of the Shareholders certificates representing the shares thus withheld to State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"). The shares of Prism Common Stock withheld pursuant to this Section 2(c) at the closing of the Merger (the "Escrow Shares") will be held in escrow pursuant to a separate Escrow Agreement to secure the indemnification obligations of the Shareholders.






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                 (d)      Surrender and Exchange of Outstanding Certificates.
Each certificate which immediately before the Effective Time evidenced shares of CFI Common Stock will, from and after the Effective Time until such certificate is surrendered to Prism or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described above (subject to the terms and conditions of the Escrow Agreement); provided, however, that until such certificate is so surrendered by a Shareholder, no dividend or other distribution payable to such Shareholder after the Effective Time will be paid in respect of the shares of Prism Common Stock represented by such certificate. Upon surrender, all dividends and distributions, if any, therefore declared and accrued but unpaid in respect of such shares, will be paid. The Shareholders will be requested to surrender to Prism or its transfer agent, as soon as practicable after the Effective Time, the certificate or certificates representing all the shares of CFI Common Stock issued and outstanding immediately prior to the Effective Time. Upon such surrender, the Shareholders will be entitled to receive certificate(s) evidencing ownership of the shares of Prism Common Stock which are deemed to be represented by the certificate or certificates surrendered (which do not include the Escrow Shares). As soon as practicable following such surrender Prism or its transfer agent will issue to the Shareholders such certificate(s).

         3. Conversion of Newco Shares. Each share of Newco Common Stock, $0.01 par value ("Newco Common Stock") that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, will be converted into and become one (1) share of CFI Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of CFI Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of CFI Stock that are issued and outstanding immediately after the effective time.

         4. Plan. Prism, Newco, CFI, and, with respect to the provisions of Articles 2, 10, and 11 only, the Shareholders are parties to the Agreement and Plan of Reorganization dated as of January 26, 1998 (the "Plan"). The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

         5. Effects of Merger. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into CFI and CFI will be the surviving corporation pursuant to the terms of this Agreement;
(b) the Articles of Incorporation of CFI will be amended as attached hereto as Exhibit A and the Bylaws of CFI will be amended to read as set forth in Exhibit 1.4B to the Plan as the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of CFI Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2 of this Agreement; (d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of CFI Common Stock; (e) Thuan D. Phan will be appointed Vice President - Managing Director, Financial Applications Business Unit and will be appointed to the Board of Directors of Prism, with the Board of Directors and executive officers of Prism otherwise remaining unchanged and the sole director of Newco immediately prior to the Effective Time will become the sole director of the surviving corporation and the officers of Newco will become the officers of the surviving corporation; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.





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         6.      Further Assignments.  After the Effective Time, CFI and its
officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to Newco's property or rights in CFI and otherwise to carry out the purposes of the Plan in the name of Newco or otherwise.

         7. Termination. This Agreement may be terminated and the proposed Merger abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the Shareholders of CFI, by either party hereto upon termination of the Plan or by the mutual consent of the Boards of Directors of Newco and CFI.

         8. No Dissenters Rights. No holder of shares of CFI Common Stock has complied with the requirements set forth in California law, and, accordingly, no such holder will be entitled to, dissenter's rights under the California law in respect of the Merger.

         9. Assignment. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns.

         10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflict of laws.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.





                    [REST OF PAGE INTENTIONALLY LEFT BLANK]





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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

C ACQUISITION CORP.                         CUSTOMER FOCUS

                                            INTERNATIONAL, INC.



By:  /s/ Earl Charles                       By:  /s/Thuan D. Phan
   -------------------------------------       --------------------------------
   Earl Charles, President and Secretary       Thuan D. Phan, President and
                                               Secretary

                                            By:  /s/ Susie Phan
                                               --------------------------------
                                               Susie Phan, Secretary













                               SIGNATURE PAGE TO

                         NEWCO/CFI AGREEMENT OF MERGER





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                                                                       EXHIBIT A


                            ARTICLES OF INCORPORATION
                                       OF
                       CUSTOMER FOCUS INTERNATIONAL, INC.

                                   ARTICLE I

     The name of the corporation is Customer Focus International, Inc.

                                   ARTICLE II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the California Corporations Code other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right of any director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE IV

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of any agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE V

     The corporation is authorized to issue only one class of shares of stock, which shall be designated "Common Stock" and which shall have no par value. The total number of shares of Common Stock the corporation is authorized to issue is 1,000 shares.

                       CERTIFICATE OF APPROVAL OF MERGER
                                       OF
                              C ACQUISITION CORP.
                                 WITH AND INTO
                       CUSTOMER FOCUS INTERNATIONAL, INC.

         Earl Charles hereby certifies that:

         1. He is the President and Secretary of C ACQUISITION CORP., a Delaware corporation (the "Corporation"). The Corporation is the NONSURVIVOR.

         2. The Agreement of Merger to which this certificate is attached (the "Agreement of Merger"), after having been first duly approved by the Board of Directors of the Corporation on January 23, 1998 and by the written consent of the sole stockholder of the Corporation as of January 23, 1998, was duly signed on behalf of the Corporation by the undersigned.

         3. The Corporation has authorized capital stock consisting of 100 shares of Common Stock, $0.001 par value. The total number of outstanding shares of the Corporation's capital stock entitled to vote on the Agreement of Merger was 100 shares of Common Stock.

         4. The percentage vote required to approve the Agreement of Merger was the affirmative vote of at least a majority of the outstanding shares of the Corporation's capital stock.

         5. The Agreement of Merger was approved by the vote of a number of shares of the Corporation's capital stock which equaled or exceeded the vote required.

         6. No vote of the stockholders of Prism Solutions, Inc., a Delaware corporation of which the Corporation is a wholly-owned subsidiary, was required.



                    [REST OF PAGE INTENTIONALLY LEFT BLANK]






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         I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:  January __, 1998.



                                            By: /s/ Earl Charles
                                                -------------------------------
                                                Earl Charles, President
                                                and Secretary

























              SIGNATURE PAGE TO CERTIFICATE OF APPROVAL OF MERGER






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                       CERTIFICATE OF APPROVAL OF MERGER
                                       OF
                              C ACQUISITION CORP.
                                 WITH AND INTO
                       CUSTOMER FOCUS INTERNATIONAL, INC.





         Thuan D. Phan hereby certifies that:

         1. He is the President and Chief Financial Officer of CUSTOMER FOCUS INTERNATIONAL, INC., a California corporation ("CFI"). CFI is the SURVIVOR.

         2. The Agreement of Merger to which this certificate is attached, after having been first duly approved by the Board of Directors on January 26, 1998 and by the unanimous written consent of the holders of the outstanding capital stock of CFI on January 26, 1998, was duly signed on behalf of CFI by the undersigned.

         3. CFI has authorized capital stock consisting of 15,000,000 shares of Common Stock, no par value. The total number of outstanding shares of CFI's capital stock entitled to vote on the Agreement of Merger was 10,250,000 shares of Common Stock.

         4. The percentage vote required to approve the Agreement of Merger was the affirmative vote of at least a majority of the outstanding shares of CFI's capital stock.

         5. The Agreement of Merger was approved by the vote of a number of shares of CFI's capital stock which equaled or exceeded the vote required.







                    [REST OF PAGE INTENTIONALLY LEFT BLANK]



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         We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  January __, 1998.



By: /s/ Thuan D. Phan                       By: /s/ Susie T. Phan
   -------------------------------             -------------------------------
    Thuan D. Phan, President                    Susie T. Phan, Secretary



















               SIGNATURE PAGE TO CERTIFICATE OF APPROVAL OF MERGER



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